Exhibit 21.1

List of Subsidiaries of Mohawk Group Holdings, Inc.

Name of Subsidiary	Jurisdiction
Mohawk Group, Inc.	Delaware
Xtava LLC	Delaware
Sunlabz LLC	Delaware
RIF6 LLC	Delaware
Vremi LLC	Delaware
hOmelabs LLC	Delaware
Vidazen LLC	Delaware
Urban Source LLC	Delaware
Zephyr Beauty LLC	Delaware
Discocart LLC	Delaware
Vueti LLC	Delaware
Punched LLC	Delaware
SweetHomeDealz LLC	Delaware
KitchenVox LLC	Delaware
Exorider LLC	Delaware
Kinetic Wave LLC	Delaware
3GirlsFromNY LLC	Delaware
ChicAlley LLC	Delaware
BoxWhale LLC	Delaware
Aussie Health Co, LLC	Delaware
Mohawk Innovations Limited Irish Private Limited Co.	Ireland
Shenzhen Mohawk Technology Ltd. Co.	China
Mohawk Group Poland Sp. z.o.o.	Poland
Mohawk Research and Development Ltd.	Israel
Mohawk Innovations Canada Inc.	Canada